Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-effective Amendment No. 1 to Registration Statement on Form S-4 of Exelon Generation Company, LLC of our report dated February 9, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Exelon Generation Company, LLC’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
November 30, 2012